As filed with the Securities and Exchange Commission on February 27, 2009.

Registration No. 333-156401

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUANTUM FUEL SYSTEMS TECHNOLOGIES

WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0933072
(State of Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification No.)

17872 Cartwright Road Irvine, California 92614 (949) 399-4500 (Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)	Alan P. Niedzwiecki President and Chief Executive Officer Quantum Fuel Systems Technologies Worldwide, Inc. 17872 Cartwright Road (949) 399-4500 Irvine, California 92614

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Gibson, Esq.

Patrick J. Haddad, Esq.

Kerr, Russell and Weber, PLC

500 Woodward Avenue, Suite 2500

Detroit, Michigan 48226

(313) 961-0200

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount Registered	Proposed Maximum Offering Price per Unit	Proposed Max Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	(1)(3)	(1)(2)	(1)(2)(3)	(1)
Preferred Stock, par value $.001 per share	(1)(3)	(1)(2)	(1)(2)(3)	(1)
Warrants	(1)(4)	(1)(2)	(1)(2)	(1)
Total			$50,000,000	$1,965.00(5)

1.	Not applicable pursuant to Form S-3 General Instruction II.D.
2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $50,000,000. Any securities registered hereunder may be sold separately or in any combination with other securities registered hereunder. The proposed maximum offering price per unit will be determined from time to time in connection with the issuance of the securities registered hereunder.
3.	Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of common stock as may from time to time be sold, an indeterminate number of shares of preferred stock as may from time to time be sold, and an indeterminate number of shares of common stock as may from time to time be issued upon conversion of preferred stock issued directly hereunder. No separate consideration will be received for any shares of common stock so issued upon conversion.
4.	There are being registered hereunder an indeterminate amount and number of warrants, representing rights to purchase common stock or preferred stock registered hereby, and an indeterminate number of shares of common stock and/or preferred stock as may from time to time be issued upon exercise of warrants issued directly hereunder.
5.	Registration Fee was previously paid when the original registration statement was filed on December 22, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED FEBRUARY 27, 2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

$50,000,000

Common Stock

Preferred Stock

Warrants

We may offer, from time to time, in one or more series, separately or in any combination, common stock, preferred stock, and warrants to purchase common stock or preferred stock. Common stock and preferred stock that we may offer include shares of common stock and/or preferred stock issuable upon the exercise of warrants and shares of common stock issuable upon the conversion of preferred stock. When we decide to sell a particular class or series of securities, we will provide the specific terms of the offered securities in a prospectus supplement. The securities offered by us under this prospectus will have a maximum aggregate offering price of $50,000,000. We will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

Our common stock is listed on The Nasdaq Global Market under the symbol “QTWW.”

YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                          , 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may from time to time offer and sell common stock, preferred stock, and warrants, as more particularly described in this prospectus, in one or more offerings up to a total offering amount of $50.0 million.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Also, using our website, www.qtww.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is:

17872 Cartwright Road

Irvine, California 92614

(949) 399-4500

INCORPORATION BY REFERENCE

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2008, filed with the Commission on July 3, 2008;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2008 and October 31, 2008, filed with the Commission on September 9, 2008 and December 10, 2008, respectively;

•

our Current Reports on Form 8-K and Form 8-K/A filed with the Commission on February 18, 2009, January 15, 2009, December 22, 2008, November 17, 2008, October 3, 2008, October 2, 2008, September 29, 2008, August 21, 2008, August 20, 2008, August 13, 2008, August 1, 2008, July 11, 2008, July 9, 2008, and July 7, 2008;

•	the description of our common stock contained in our Form 10-12G/A filed with the Commission on July 11, 2002, including any amendment or report filed for the purpose of updating that description; and

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we elect to furnish, but not file, or furnish, but do not file, with the Commission in accordance with Commission rules and regulations) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, at no cost we will provide to each person at, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Inquiries should be directed to:

17872 Cartwright Road

Irvine, California 92614

(949) 399-4500

FORWARD-LOOKING INFORMATION

Some of the information in this report and in the documents that we incorporate by reference contains “forward-looking statements” that involve risks and uncertainties, such as statements of our plans, objectives, intentions, expectations and similar forward-looking statements. These forward-looking statements come within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the “safe harbor” created by those sections. All statements included in this Prospectus and the documents that we incorporate by reference, other than those that are historical, are forward-looking statements. These statements include words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology.

Various risks and other factors, including those identified in this prospectus under the “Risk Factors” section beginning on page 6 and those included in our other public filings, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

All forward-looking statements contained in this prospectus are made only as of the date hereof. We are under no obligation and we expressly disclaim any such obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements.

ABOUT QUANTUM

Overview

We are a fully integrated alternative energy company and a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. We believe that we are uniquely positioned to integrate advanced fuel system, electric drive and battery control system technologies for hydrogen, hybrid and alternative fuel vehicles based on our years of experience in vehicle-level design, vehicle electronics and system integration.

Our portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in electric hybrid, fuel cell and alternative fuel vehicles. We provide powertrain engineering, system integration, manufacturing and assembly of packaged fuel systems and battery control systems for vehicles and other applications including fuel cells, hybrids, plug-in electric hybrid, alternative fuels, and hydrogen refueling. We also design, engineer and manufacture hybrid and fuel cell vehicles.

Our powertrain engineering, system integration, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, and alternative fuel vehicles, as well as modular, transportable hydrogen refueling stations. Our customer base includes automotive Original Equipment Manufacturers (OEMs), military and governmental agencies, aerospace, and other strategic alliance partners.

We classify our business operations into two reporting segments: Quantum Fuel Systems and Corporate. The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Quantum Fuel Systems segment. Prior to January 16, 2008, we had a third business segment—Tecstar Automotive Group business segment. The Tecstar Automotive Group business segment ceased operations on January 16, 2008, when we transferred substantially all of that segment’s business operations to an affiliate of our lender. As a result of such transfer, the historical activities of the Tecstar Automotive Group business segment are now classified as discontinued operations. In addition, certain historical indirect expenses of the Corporate segment have been reclassified and are reported as discontinued operations.

Background

We were incorporated in Delaware in October 2000 as Quantum Fuel Systems Technologies Worldwide, Inc., a wholly-owned subsidiary of IMPCO Technologies, Inc (IMPCO). We spun off from IMPCO and became a separate company on July 23, 2002.

On August 27, 2008, start-up activities were initiated in Quantum Solar Energy, Inc. (Quantum Solar), a new venture owned 85.0% by the Company and 15.0% by the majority shareholder of our affiliate, asola Advanced and Automotive Solar Systems GmbH (Asola). Quantum Solar was formed for the purpose of developing a solar panel distribution and manufacturing operation in Irvine, California.

On January 16, 2008, we completed a series of transactions that resulted in the disposal of substantially all the assets of the Tecstar Automotive Group business segment. Prior to the disposal, the Tecstar Automotive Group business segment comprised all of the business activities of Tecstar Automotive Group, Inc. and its subsidiaries (Tecstar Automotive Group).

On January 4, 2008, we acquired a 24.9% ownership interest in asola Advanced and Automotive Solar Systems GmbH (Asola), a solar module manufacturer located in Erfurt, Germany.

On August 7, 2007, we obtained a 62.0% interest in Fisker Automotive, Inc. (Fisker Automotive), a joint venture with Fisker Coachbuild, LLC. As of January 31, 2009, our ownership interest in Fisker Automotive was 21.9% as a result of financing activities completed by Fisker Automotive.

On March 24, 2006, we obtained a 35.5% stake in Vancouver, British Columbia-based Advanced Lithium Power Inc. (ALP). As of January 31, 2009, our interest in ALP was 16.1% as a result of financing activities completed by ALP.

Our principal executive offices are located at 17872 Cartwright Road, Irvine, California 92614. Our telephone number at that location is (949) 399-4500. We maintain a web site at www.qtww.com. The information contained on or accessible through our web site is not part of this prospectus. Our fiscal year ends April 30.

When we use the terms “Quantum,” “we,” “us,” “our,” or the “Company,” we are referring to Quantum Fuel Systems Technologies Worldwide, Inc., together with its consolidated subsidiaries, unless the context otherwise requires.

Our common stock is quoted on The Nasdaq Global Market under the symbol “QTWW”. The last reported sale price of our common stock on February 26, 2009, was $0.69 per share.

RISK FACTORS

You should carefully consider the following risks and warnings before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected, and you could lose all or part of your investment. You should also refer to the other information set forth in the prospectus, including the documents incorporated by reference and our consolidated financial statements and the related notes included therein. The following risks and warnings take into consideration our sale of substantially all of the assets of our Tecstar Automotive Group subsidiary which occurred on January 16, 2008.

This prospectus and the documents incorporated into it by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face that are described below, elsewhere in this prospectus, and in the documents we file from time to time with the SEC.

Risks related to Liquidity and Capital Resources

We have a history of operating losses and negative cash flow and anticipate continued net losses as we execute our long-term strategic plan and commercialization plan for our products.

We have a history of operating losses and negative cash flow. We have incurred recurring net losses, including net losses from continuing operations of $18.3 million in fiscal 2006, $22.6 million in fiscal 2007, and $19.0 million in fiscal 2008. We expect to continue to make significant expenditures and incur substantial expenses as we continue our research and development efforts, further commercialize our products, expansion into other renewable energy industries such as solar, and develop facilities to expand the production capacity for our products. As a result, we expect to continue to incur significant losses as we execute our strategies and may never achieve or maintain profitability. We believe that we have a long-term strategy in place that will allow us to operate profitably in the future. However, if we fail to execute our strategy or if there is a change in the alternative energy or hybrid vehicle market conditions or any other assumptions we used in formulating our business strategy, our long-term strategy many not be successful and we may not be able to achieve and maintain profitability. As a result, investors could lose confidence in our company and the value of our common stock, which could cause our stock price to decline and adversely affect our ability to raise additional capital.

We anticipate that we will need to raise additional financing to take advantage of strategic business opportunities, to complete product and application development, to fund our solar initiatives, future operating activities and contractual commitments, and/or pay off or refinance debt.

Our long-term future cash requirements will depend on numerous factors, including increasing our revenues, completion of our product development activities, our ability to commercialize our advanced propulsion and fuel systems, market acceptance of our products and controlling costs. We expect to devote substantial capital resources to fund expected losses, continue development programs, developing a manufacturing infrastructure for our products and solar plant and meeting our short and long term debt obligations.

We anticipate that we will need to raise additional funds for strategic business opportunities, to achieve commercialization of our products, to develop facilities for mass production of those products, and to fund future operating activities and contractual commitments. If we do not generate sufficient cash flow from operations or if we are unable to issue a sufficient number of shares of our common stock to satisfy our debt obligations, we may also need to raise additional funds to pay off or refinance these debt obligations. The amount of additional financing that we may need to raise cannot be reasonably estimated at this time but will be directly related to our ability to increase revenues, improve profit margins and control costs. We believe such financing can be adequately sourced through public or private offerings of equity or debt securities; however, we cannot provide any assurances that we will be able to secure additional funding on terms acceptable to us, if at all. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced. If adequate funds are not available to satisfy long-term operating and capital requirements, we may be required to limit operations in a manner inconsistent with our development and commercialization plans, which could adversely affect operations in future periods.

Our shareholders are subject to significant dilution upon the occurrence of certain events.

As of January 31, 2009, we had approximately 79.1 million shares of our common stock designated for future issuance consisting of: (i) 4.8 million shares subject to outstanding stock options issued under our 2002 Stock Incentive Plan, (ii) 32.8 million shares subject to outstanding common stock purchase warrants, (iii) 6.6 million shares issuable upon conversion of our outstanding convertible debt, and (iv) 34.9 million shares issuable in payment of the principal amount due under the terms notes issued under our credit facility based on our common stock price as of January 31, 2009. The actual number of shares issued in payment of our term notes could be much higher or lower depending on our share price at the time such payment is made. The potential issuance of the shares described above will be dilutive to our existing shareholders.

In addition, the outstanding warrants to purchase 3.4 million shares issued on October 27, 2006 (“October 2006 Warrants”) and the outstanding warrants to purchase 13.5 million shares issued on August 25, 2008 (“August 2008 Warrants”) contain a provision which, subject to certain exceptions, resets the exercise price of such warrants if at any time while such warrants are outstanding we sell or issue shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below $1.50 for the October 2006 Warrants or $4.00 for the August 2008 Warrants, provided that the exercise price for the August 2008 Warrants cannot be reset below $1.93.

In the event of a price reset to the October 2006 Warrants and/or the August 2008 Warrants, the number of shares of our common stock that are subject to such warrants will increase so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset. Therefore, any such reset to the exercise price of the October 2006 Warrants and/or August 2008 Warrants will have a further dilutive effect on our existing shareholders.

We may not be able to maintain compliance with NASDAQ’s continued listing requirements.

We must comply with NASDAQ’s continued listing requirements in order to maintain our listing on NASDAQ’s Global Market. NASDAQ’s Global Market continued listing standards include a requirement that the minimum closing bid price for a share of our common stock not be less than $1.00 per share for thirty consecutive business days. During the past several months, the closing bid price for a share of our common stock has been consistently near or below $1.00 per share including a period of forty-six consecutive trading days, from October 8, 2008 through December 11, 2008, where it was below $1.00, which, ordinarily, would have been a violation of NASDAQ’s continued listing requirements. However, on October 16, 2008, NASDAQ suspended the $1.00 minimum bid rule due to market conditions. The rule is scheduled to be reinstated on April 20, 2009. If NASDAQ reinstates the $1.00 minimum bid requirement on April 20, 2009 as scheduled and, thereafter, the closing bid price for our common stock is below $1.00 per share for thirty consecutive days, then we will not be in compliance with NASDAQ’s continued listing requirements and will receive a notice letter from NASDAQ stating that we will be delisted if we do not regain compliance. In order to regain compliance, we would have to attain a closing stock price of at least $1.00 per share for a minimum of ten consecutive business days prior to the expiration of six months from the date of the notice letter from NASDAQ, but Nasdaq may in its discretion require that we maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days. If we are unable to regain compliance with the minimum bid requirement, we would have the option to transfer to the NASDAQ Capital Market provided that we qualify for listing and our application for transfer is approved; in addition, we must satisfy the Capital Market’s initial listing standards, other than minimum bid price, as of that date we apply for such transfer. Our failure to maintain compliance with the NASDAQ Global Market continued listing standards could result in the delisting of our common stock and could adversely affect the per share price of our common stock and impair our ability to raise capital that may be needed for future operations.

Future sales of substantial amounts of our common stock could adversely affect its market price.

Future sales of substantial amounts of our common stock into the public market, including shares issued upon exercise of options and warrants, issued in payment of debt obligations, and issued in subsequent offerings, could adversely affect the prevailing market price of our common stock. To the extent that holders of a significant number of shares of our common stock, including General Motors that holds approximately 4.5 million shares of our common stock and Series B common stock, choose to liquidate their investments in us, sales of such shares could have a negative impact upon the price of our common stock, particularly in the short term.

The market price and trading volume of our common stock may be volatile.

Prior to July 2002, there was no trading market for our common stock. Since our common stock began trading in July 2002, its market price and trading volume have been volatile. The market price of our common stock could continue to fluctuate significantly for many reasons, including in response to the risk factors described in this prospectus or for reasons unrelated to our specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of our common stock. Prices for our common stock may also be influenced by the depth and liquidity of the market for our common stock, investor perceptions about us and our business, our future financial results, the absence of cash dividends on our common stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management and other resources.

Our future operating results may fluctuate, which could result in a lower price for our common stock.

The market price of our common stock may decline below currently prevailing levels. The market price of our common stock may be adversely affected by numerous factors, including:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities analysts;

•	interest charges related to Term Note B described in the risk factor immediately above; and

•	general market and industry conditions and other factors.

An increase in the principal amount due under a $10.0 million term note we issued on January 16, 2008 and amended on May 30, 2008 could have a material effect on our financial statements as a result of an upward adjustment clause in the credit facility.

On January 16, 2008 we issued a term note with an initial principal balance of $10 million (Term Note B). The principal amount due under the term note is subject to upward adjustment based upon a fixed formula that is tied to the price of our common stock. We have the option to repay the principal with shares of our common stock, provided certain conditions are met, most notably, a share price of at least $0.50 for five consecutive business days prior to the payment date. When demand for payment is made, the principal amount that is due and payable is equal to the principal amount so demanded multiplied by the greater of (A)1.0 and (B)1.5 multiplied by the lesser of (x) the volume-weighted average price for the Company’s common stock for the five business days immediately prior to the repayment date and (y)$3.50. Under this formula, the minimum amount of principal due can never be less than $10 million and the maximum amount of principal due can never be greater than $52.5 million. The following examples illustrate the application of the above formula and, in each case, assumes that the maximum amount of principal due is either demanded by the lender, prepaid by us, or matures: If the 5 day volume-weighted average price is equal to or below $0.66 per share at the time payment is made, then the amount of principal due would be $10.0 million; if our 5 day volume-weighted average price is equal to or greater than $3.50 per share at the time payment is made, then the amount of principal due would be $52.5 million; if the 5 day volume-weighted average price is $2.00 per share at the time payment is made, then the amount of principal due would be $30 million. During the first quarter of fiscal 2009, as a result of the May 2008 amendment, a new estimated fair value of Term Note B was determined and the carrying value increased to $26.3 million. Any future change in the upward adjustment of Term Note B will require an interest charge to the statement of operations in the period such payments are made, and such interest charges could be substantial.

We may not be able to obtain waivers of potential defaults in the future from our lender if we do not meet future requirements associated with our amended credit facility and convertible promissory note.

We received waivers of defaults from our lender on December 14, 2007 and on January 16, 2008 related to our non-compliance with certain required debt service payments. We cannot provide any assurance that our lender would provide us with a waiver should we not be in compliance in the future. A failure to maintain compliance along with our lender not agreeing to a waiver for the non-compliance would cause the outstanding borrowings to be in default and payable on demand which would have a material adverse effect on us.

We have a commitment to provide a guaranty to an affiliate’s credit facility that could be called upon if the affiliate defaults on the credit facility in the future.

In connection with our acquisition of an ownership interest in our German solar affiliate, Asola, we committed to provide a 1.0 million euro guaranty to Asola’s bank to support an increase in Asola’s bank debt. Once the guaranty is put in place, if Asloa were to default on the credit facility in the future, we could be called upon to repay the credit facility up to the limit of our guaranty.

Other Risks Related to our Business

Fisker Automotive represents a substantial portion of our anticipated revenues and will have to raise substantial additional capital for their business for us to be able to realize these potential revenue streams.

We depend on our services to and contracts with our affiliate Fisker Automotive for a substantial portion of our revenue and our anticipated hybrid electric propulsion systems development and production revenue will depend to a significant extent on our ability to enter into a long-term supply agreement with Fisker Automotive and Fisker Automotive’s ability to raise substantial additional capital in order to complete future phases of development, testing and tooling for its new vehicle platform.

We depend on third-party suppliers for the supply of materials and components for our products, including our affiliate, ALP, particularly for our plug-in electric drive system.

We depend on third-party suppliers for the supply of materials and components for our products. In particular, we rely upon certain smaller, start-up companies for the supply of key components on our hybrid propulsion system, including our affiliate, ALP, for advanced battery systems and technologies. These companies may experience product development, resource and funding constraints that could impact their ability to supply components in a timely manner, if at all. Further, it is anticipated that a failure of one of the OEMs could have a crippling effect on the automotive supplier chain which, in turn, could impact our supplier base. A delay in the delivery of components, such as battery packs for our hybrid propulsion system or materials used in our other products, such as high-strength fiber, from our current suppliers or a change to other suppliers would likely delay the production of our products that use those components or materials, which could negatively impact our business, results of operations and financial condition.

Our business depends on the growth of hybrid, hydrogen, and alternative fuel based vehicles and the solar industry.

Our future success depends on the continued expansion of hybrid electric, hydrogen and alternative fuel based vehicles and the solar industry. The market for these types of vehicles and for solar technologies and products is influenced by and our sales may be negatively impacted by a number of factors some of which include the level of oil prices, battery durability improvements, levels of investment tax credits and regulation, availability of raw materials for photovoltaic module production, capital formation, interest rates and consumer disposable income.

The adoption of alternative fuel based vehicles and green energy initiatives are highly dependent on macro-economic conditions, specifically oil prices and the overall health of the economy. We believe when oil prices fall, the general attention placed on the development of advanced technology vehicles diminishes. Similarly, we believe consumers are less willing to spend a “technology premium” when faced with economic uncertainty. The recent downturn in the world economy is placing a tremendous strain on the automotive industry, including slowing demand for vehicles and limited funding for alternative fuel vehicle programs.

Additionally, we cannot provide any assurances that the markets for hybrid electric vehicles and fuel cells or hydrogen based vehicles will gain broad acceptance in any economic environment or, if they do, that they will result in increased sales of our hybrid vehicles and advanced fuel system products. Our business depends on auto manufacturers’ timing for pre-production development programs and commercial production. If there are delays in the advancement of OEM alternative fuel technologies or in our OEM customers’ internal plans for advanced vehicle commercialization, our financial results could be adversely affected.

Our ability to design and manufacture fuel systems and powertrains for fuel cell, hydrogen and hybrid applications that can be integrated into new vehicle platforms will be critical to our business and our ability to successfully complete existing development programs.

We are currently developing and integrating an advanced hybrid propulsion system for a production intent vehicle. This hybrid electric drive system, including a battery software management system, is being designed to meet strict design and packaging requirements of our affiliate, Fisker Automotive. In addition, we currently offer packaged fuel systems, which include tanks, brackets, electronics, software and other components required to allow these products to operate in fuel cells, hybrids, or other alternative fuel applications. Customers for these systems require that these products meet either their strict design standards or OEM level standards that can vary by jurisdiction. Compliance with these requirements has resulted in increased development, manufacturing, warranty and administrative costs. A significant increase in these costs could adversely affect our business, results of operations and financial condition. If we fail to meet OEM or customer specifications on a timely basis, our existing or future relationships with our OEM and other customers may be harmed, which would have a material adverse effect on our business, results of operations and financial condition.

To be commercially viable, our products and systems generally must be integrated into products manufactured by OEMs. We can offer no assurance that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our fuel cell products and systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our fuel cell products and systems and our business, results of operations and financial condition.

Our fuel cell vehicle development and production revenue depends on our relationship with General Motors and General Motors’ viability and commitment to the commercialization of fuel cell vehicles.

Our fuel cell vehicle development and production revenue depends to a significant extent on our relationship with General Motors and General Motors’ commitment to the commercialization of fuel cell vehicles, which could be negatively impacted by the further deterioration of General Motors’ financial condition or a change in

General Motors’ executive management. General Motors has represented a significant portion of our historical revenue streams; particularly hydrogen related programs. Although our relationship with General Motors and our commitment to continue to develop hydrogen storage and handling systems for fuel cell vehicles together under the strategic alliance remains strong, certain existing programs are currently experiencing funding restraints as a result of General Motors’ deteriorating financial condition. Specifically, activities on certain next generation hydrogen fuel system programs with General Motors have recently been suspended with indications that the programs could experience extended delays of approximately 12-18 months. We and General Motors have expressed a mutual desire to continue the strategic alliance relationship, although at a significantly lower level of activity over the near term which includes the entire second half of our fiscal 2009.

Our business and results of operations could be adversely affected if General Motors were to file for bankruptcy protection or terminate its relationship with us. Our ability to sell our products to the fuel cell automotive OEM markets depends to a significant extent upon General Motors’ and its partners’ worldwide sales and distribution network and service capabilities. Any change in strategy by General Motors with respect to fuel cells could harm our business by reducing or eliminating a substantial portion of our sales, whether as a result of market, economic or competitive pressures, including any decision by General Motors:

•	to alter its commitment to our fuel storage, fuel delivery and electronic control technology in favor of other competing technologies;

•	to exit the automotive OEM alternative fuel or fuel cell markets;

•	to restructure its business;

•	to develop fuel cells or alternative fuel systems targeted at different application markets from ours; or

•	to focus on different energy product solutions.

In addition, pursuant to our agreement with General Motors, we are required to spend $4.0 million annually on joint research and development projects directed by General Motors over a ten-year term that commenced in July 2002. Although this commitment was waived or partially waived by General Motors for calendar years 2002 through 2008 and is expected to be fully or partially waived for 2009, we cannot provide any assurance that GM will continue to waive this commitment in whole or part in the future. The annual commitment under our agreement with General Motors could be financially burdensome and may impact our ability to achieve profitability in the future. Where intellectual property is developed pursuant to this alliance, we have committed to provide certain exclusive or non-exclusive licenses in favor of General Motors, and in some cases the developed intellectual property will be jointly owned. As a result of such licenses, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights.

Our revenue is highly concentrated among a small number of customers.

A large percentage of our revenue is typically derived from a small number of customers and we expect this trend to continue. Our customer arrangements generally are non-exclusive, have no long-term volume commitments and are often done on a purchase order basis. We cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products. Accordingly, our revenue and results of operations may vary substantially from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from our customers. If one or more of our significant customers were to cease doing business with us, significantly reduce or delay its purchases from us or fail to pay us on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

Decrease in demand or price for solar cells could have an adverse effect on our financial statements.

We have entered into a long-term supply agreement under which we have agreed to purchase solar cells with a cumulative power of 77.5 mega watts peak (MWp) through December 31, 2017 at pre-determined quantities that could cause us to hold larger than expected quantities of inventory on hand as a result of future decreased demand, and at pre-determined prices that could be above market rates in the future that could cause us to incur losses on the sale of products manufactured utilizing the solar cells.

Past acquisitions and any future acquisitions, equity investments, joint ventures, strategic alliances or other similar transactions may not be successful.

We have consummated and may continue to consummate acquisitions, equity investments, joint ventures and strategic alliances in order to provide increased capabilities to our existing products, supply new products and services or enhance our distribution channels. We expect to continue to make strategic acquisitions of and investments in other businesses that offer complementary products, services and technologies, augment our market segment coverage, geographic locations, or enhance our technological capabilities. We may also enter into strategic alliances or joint ventures to achieve these goals. If we fail to integrate acquired businesses successfully into our existing businesses, or incur unforeseen expenses in consummating future acquisitions or other investments, we could incur unanticipated expenses and losses.

We cannot assure you that we will be able to identify suitable acquisition, investment, alliance, or joint venture opportunities or that we will be able to consummate any such transactions or relationships on terms and conditions acceptable to us, or that those transactions or relationships will be successful.

Any transactions or relationships will be accompanied by the risks commonly encountered with those matters. Risks that could have a material adverse affect on our business, results of operations or financial condition include, among other things:

•	the difficulty of assimilating the operations and personnel of acquired businesses;

•	the potential disruption of our ongoing business;

•	the distraction of management from our business;

•	the unexpected loss of customers of the acquired business;

•	the potential inability of management to maximize our financial and strategic position as a result of an acquisition or investment;

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the potential for costs and delays in implementing, and the potential difficulty in maintaining uniform standards, controls, procedures and policies, including the integration of different information systems;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the risk of entering market segments in which we have no or limited direct prior experience and where competitors in such market segments have stronger market segment positions;

•	the risk that there could be deficiencies in the internal control of any acquired company or investments that could result in a material weakness in our overall internal controls taken as a whole;

•	the potential loss of key employees of an acquired company; and

•	the potential dilution of earnings through acquisitions and options granted to employees of acquired companies or businesses

Future acquisitions or investments could result in our incurrence of additional debt and contingent liabilities, including environmental, tax or other liabilities. These liabilities could have a material adverse effect on our business, our ability to generate cash and ability to make required payments on our debt.

Future acquisitions could harm our operating results and share price.

Any acquisitions could materially harm our operating results as a result of issuances of dilutive equity securities or payment of cash. In addition, the purchase price of any acquired businesses may exceed the current fair values of the net tangible assets of the acquired businesses. As a result, we would be required to record material amounts of goodwill, and other intangible assets, which could result in significant impairment and amortization expense in future periods. These charges, in addition to the results of operations of such acquired businesses, could have a material adverse effect on our business, financial condition, cash flows and results of operations. We cannot forecast the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating or financial results.

We could become subject to stockholder litigation associated with our merger with and subsequent disposition of the Tecstar Automotive Group business segment.

Stockholders of companies involved in mergers sometimes file lawsuits that allege, among other things, improprieties in the manner in which mergers or dispositions of business units were approved or executed. We are not aware of any stockholder claims or potential claims with respect to our merger with or subsequent disposition of the Tecstar Automotive Group business segment, but such claims could arise in the future. Any such claims, whether or not resolved in our favor, could divert our management and other resources from the operation of our business and otherwise result in unexpected and substantial expenses that adversely and materially impact our operating results.

We may never be able to introduce commercially viable hydrogen products and hybrid propulsion systems.

We do not know whether or when we will successfully introduce commercially viable hydrogen products and hybrid propulsion systems. We have produced and are currently demonstrating a number of test and evaluation systems and are continuing efforts to decrease the costs of these systems and to improve their overall functionality and efficiency. However, we must complete substantial additional research and development on these hydrogen and hybrid propulsion systems before we can introduce commercially viable hydrogen products and hybrid propulsion systems. Even if we are able to do so, these efforts will still depend upon the success of other companies in producing related and necessary products for use in conjunction with commercially viable fuel cells, hybrids and other hydrogen applications.

A mass market for hydrogen products and systems may never develop or may take longer to develop than anticipated.

Fuel cell and hydrogen systems represent emerging technologies, and we do not know whether consumers will adopt these technologies on a large scale or whether OEMs will incorporate these technologies into their products. In particular, if a mass market fails to develop, or develops more slowly than anticipated, for hydrogen powered transportation applications, we may be unable to recover our expenditures to develop our fuel systems for hydrogen applications and may be unable to achieve or maintain profitability, any of which could negatively impact our business. Estimates for the development of a mass market for fuel cell products and systems have lengthened in recent years and we believe may continue to lengthen as a result of the success of hybrid and electric-based vehicle technologies. Many factors that are beyond our control may have a negative effect on the development of a mass market for fuel cells and our fuel systems for hydrogen applications. These factors include the following:

•	downturn in the economic environment which may continue to put downward pressure on the price of oil and negatively impact hydrogen and fuel cell vehicle development spending;

•	cost competitiveness and physical size of fuel cell systems and “balance of plant” components (fuel metering and regulation, bi-directional flow monitoring, sensors, etc.);

•	availability, future costs and safety of hydrogen, natural gas and other potential fuel cell fuels;

•	consumer acceptance of hydrogen or alternative fuel products;

•	government funding and support for the development of hydrogen vehicles and hydrogen fuel infrastructure;

•	the willingness of OEMs to replace current technology;

•	consumer perceptions of hydrogen systems;

•	regulatory requirements; and

•	emergence of newer, breakthrough technologies and products within the automotive industry.

Evolving customer design requirements, product specifications and testing procedures could cause order delays or cancellations.

We have experienced delays in shipping our products as a result of changing customer specifications and testing procedures. Due to the dynamic nature of hydrogen fuel cell and hybrid technology, changes in specifications are common and may result in delayed shipments, order cancellations or higher production costs. Evolving design requirements or product specifications may adversely affect our business or financial results.

The terms and enforceability of many of our strategic partner relationships are uncertain.

We have entered into relationships with strategic partners for design, product development and distribution of our existing products, and products under development, some of which may not have been documented by a definitive agreement. Where definitive agreements govern the relationships between us and our partners, the terms and conditions of many of these agreements allow for termination by the partners. Termination of any of these agreements could adversely affect our ability to design, develop and distribute these products to the marketplace. Although substantially all of our current revenues are attributable to enforceable written or verbal agreements, we do have several strategic relationships that are governed by a nonbinding memorandum of understanding or letters of intent. We cannot assure you that we will be able to successfully negotiate and execute definitive agreements with any of these potential partners, and failure to do so may effectively terminate the relevant relationship.

We currently face and will continue to face significant competition.

Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. Other companies, many of which have substantially greater resources, are currently engaged in the development of hydrogen and hybrid propulsion products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

Because the fuel cell and hybrid propulsion technologies have the potential to replace existing power sources, competition for fuel cell and hybrid products will come from current power technologies, from improvements to current power technologies and from new alternative power technologies. Increases in the market for alternative fueled vehicles may cause OEMs to find it advantageous to develop and produce their own hybrid propulsion or fuel management equipment rather than purchase the equipment from us. In addition, greater acceptance of electric vehicles and alternative fuel engines or fuel cells may result in new competitors. Furthermore, there are competitors, including OEMs, working on developing other fuel cell and hybrid vehicle technologies in our targeted markets. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan possess fuel cell and hybrid vehicle technology and/or are actively engaged in the development and manufacture of fuel cells and hybrid vehicles. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our business, results of operations and financial condition. Many of our competitors have financial resources, customer bases, businesses or other resources which give them significant competitive advantages.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

Our failure to protect our existing intellectual property rights may result in the loss of exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, and/or be enjoined from using such intellectual property.

We have not conducted formal evaluations to confirm that our technology and products do not or will not infringe upon the intellectual property rights of third parties. As a result, we cannot be certain that our technology and products do not or will not infringe upon the intellectual property rights of third parties. If infringement were to occur, our development, manufacturing, sales and distribution of such technology or products may be disrupted.

We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that any of the patents we have filed or other patents that third parties license to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others or that any of our pending or future patent applications will be issued with the breadth of claim coverage we seek, if issued at all.

Effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. For instance, it may be difficult for us to enforce certain of our intellectual property rights against third parties who may have inappropriately acquired interests in our intellectual property rights by filing unauthorized trademark applications in foreign countries to register our marks because of their familiarity with our business in the United States.

Some of our proprietary intellectual property is not protected by any patent or patent application, and, despite our precautions, it may be possible for third parties to obtain and use such intellectual property without authorization. We have generally sought to protect such proprietary intellectual property in part by confidentiality agreements and, if applicable, inventors’ rights agreements with strategic partners and employees, although such agreements have not been put in place in every instance. We cannot guarantee that these agreements adequately protect our trade secrets and other intellectual property or proprietary rights. In addition, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Furthermore, the steps we have taken and may take in the future may not prevent misappropriation of our solutions or technologies, particularly in respect of officers and employees who are no longer employed by us or in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property used in our principal products. This may be achieved, in part, by prosecuting claims against others who we believe are infringing our rights and by defending claims of intellectual property infringement brought by others. While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights, or we may become subject to lawsuits alleging that we have infringed the intellectual property rights of others. For example, to the extent that we have previously incorporated third-party technology and/or know-how into certain products for which we do not have sufficient license rights, we could incur substantial litigation costs, be forced to pay substantial damages or royalties, or even be forced to cease sales in the event any owner of such technology or know-how were to challenge our subsequent sale of such products (and any progeny thereof). In addition, to the extent that we discover or have discovered third-party patents that may be applicable to products or processes in development, we may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering products. However, we cannot assure you that these precautions will allow us to successfully avoid infringement claims.

Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the development of sales of the challenged product or intellectual property and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may, among other things, be required to:

•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	expend significant resources to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business, results of operations and financial condition.

We have limited experience manufacturing propulsion and fuel systems for fuel cell and hybrid applications on a commercial basis.

To date, we have limited experience manufacturing propulsion and fuel systems for fuel cell, hybrid, PHEV and hydrogen applications on a commercial basis. In order to produce propulsion systems for fuel cell and hybrid applications at affordable prices, we will have to produce fuel and hybrid drive systems through high volume automated processes. We do not know whether we will be able to develop efficient, automated, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and production standards, or production volumes required to successfully mass market our propulsion systems for fuel cell and hybrid applications. Even if we are successful in developing our high volume manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedules or to satisfy the requirements of customers. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, results of operations and financial condition.

We may not meet our product development and commercialization milestones.

We have product development programs that are in the pre-commercial stage. The success of each product development program is highly dependent on our correct interpretation of commercial market requirements, and our translation of those requirements into applicable product specifications and appropriate development milestones. If we have misinterpreted market requirements, or if the requirements of the market change, we may develop a product that does not meet the cost and performance requirements for a successful commercial product. In addition, if we do not meet the required development milestones, our commercialization schedules could be delayed, which could result in potential purchasers of these products declining to purchase additional systems or choosing to purchase alternative technologies. Delayed commercialization schedules may also impact our cash flow, which could require increased funding.

Our business could suffer if we fail to attract and maintain key personnel.

Our future depends, in part, on our ability to attract and retain key personnel, including engineers, technicians, machinists and management personnel. For example, our research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and we may experience difficulty in identifying and hiring qualified engineers in many areas of our business. Our future also depends on the continued contributions of our executive officers and other key management and technical personnel, each of whom would be difficult to replace. We do not maintain a key person life insurance policy on our chairman of the board, our chief executive officer, or our chief financial officer. The loss of the services of one or more of our senior executive officers or key personnel, or the inability to continue to attract qualified personnel, could delay product development cycles or otherwise materially harm our business, results of operations and financial condition.

We may be subject to warranty claims, and our provision for warranty costs may not be sufficient.

We may be subject to increased warranty claims due to longer warranty periods. In response to consumer demand, vehicle manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products. As a consequence, these manufacturers require their suppliers, such as us, to provide correspondingly longer product warranties. As a result, we could incur substantially greater warranty claims in the future.

Our business may be subject to product liability claims or product recalls, which could be expensive and could result in a diversion of management’s attention.

The automotive industry experiences significant product liability claims. As a supplier of products and systems to automotive OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused the accidents. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. The sale of systems and components for the transportation industry entails a high risk of these claims. In addition, we may be required to participate in recalls involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Our other products may also be subject to product liability claims or recalls. We cannot assure you that our product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Our insurance may not be sufficient.

We carry insurance that we consider adequate in regard to the nature of the covered risks and the costs of coverage. We are not fully insured against all possible risks, nor are all such risks insurable.

Our business may become subject to future product certification regulations, which may impair our ability to market our products.

We must obtain product certification from governmental agencies, such as the U.S. Environmental Protection Agency and the California Air Resources Board, to sell certain of our products in the United States and internationally. A significant portion of our future sales will depend upon sales of fuel management products that are certified to meet existing and future air quality and energy standards. We cannot assure you that our products will continue to meet these standards. The failure to comply with these certification requirements could result in the recall of our products or in civil or criminal penalties.

We anticipate that regulatory bodies will establish certification procedures and impose regulations on fuel cell enabling technologies, which may impair our ability to distribute, install and service these systems. Any new government regulation that affects our advanced fuel technologies, whether at the foreign, federal, state or local level, including any regulations relating to installation and servicing of these systems, may increase our costs and the price of our systems. As a result, these regulations may have a negative impact on our business, results of operations and financial condition.

Failure to comply with applicable environmental and other laws and regulations could adversely affect our business and harm our results of operations.

We use hazardous materials in our research and development and manufacturing processes, and as a result are subject to federal, state, local and foreign regulations governing the use, storage, handling and disposal of these materials and hazardous waste products that we generate. Although we believe that our procedures for using, handling, storing and disposing of hazardous materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, including a discharge of hazardous materials into the environment, we could be held liable for damages or penalized with fines, and the liability could exceed our insurance and other resources. We have also incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not materially increase in the future.

We are also subject to various other federal, state, local and foreign laws and regulations. Failure to comply with applicable laws and regulations, including new or revised safety or environmental standards, could give rise to significant liability and require us to incur substantial expenses and could materially harm our results of operations.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete. A range of other technologies could compete with fuel cell, hydrogen, hybrid or other technologies on which our automotive business is currently focused. Our success depends upon our ability to design, develop and market new or modified fuel cell products and systems. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to increasingly stringent emission standards and performance requirements and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly, involves significant research, development, time and expense and may not necessarily result in the successful commercialization of any new products.

Changes in environmental policies could hurt the market for our products.

The market for fuel cell and alternative fuel vehicles and equipment and the demand for our products are driven, to a significant degree, by local, state and federal regulations that relate to air quality, greenhouse gases and pollutants, and that require the purchase of motor vehicles and equipment operating on alternative fuels or fuel cells. Similarly, foreign governmental regulations also affect our international business. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning or delaying their interest in alternative fuel and fuel cell powered vehicles or equipment. In addition, a failure by authorities to enforce current domestic and foreign laws or to adopt additional environmental laws could limit the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, and fuel cells in particular, we cannot assure you that governments will not change their priorities or that any change they make would not materially affect our revenue or the development of our products.

The development of uniform codes and standards for hydrogen fuel cell vehicles and related hydrogen refueling infrastructure may not develop in a timely fashion.

Uniform codes and standards do not currently exist for fuel cell systems, fuel cell components or the use of hydrogen as a vehicle fuel. Establishment of appropriate codes and standards is a critical element to allow fuel cell system developers, fuel cell component developers and hydrogen storage and handling companies to develop products that will be accepted in the marketplace.

All fuels, including hydrogen, pose significant safety hazards, and hydrogen vehicles have not yet been widely used under “real-world” driving conditions. Ensuring that hydrogen fuel is safe to use by the car-driving public requires that appropriate codes and standards be established that will address certain characteristics of hydrogen and the safe handling of hydrogen fuels.

The development of fuel cell and hydrogen fuel applicable standards is being undertaken by numerous organizations, including the American National Standards Institute, the American Society of Mechanical Engineers, the European Integrated Hydrogen Project, the International Code Council, the International Standards Organization, the National Fire Protection Association, the National Hydrogen Association, the Society of Automotive Engineers, the Canadian Standards Association, the American National Standards Institute and the International Electrotechnical Commission. Given the number of organizations pursuing hydrogen and fuel cell codes and standards, it is not clear whether universally accepted codes and standards will result and, if so, when.

Although many organizations have identified as a significant priority the development of codes and standards, we cannot assure you that any resulting codes and standards would not materially affect our revenue or the commercialization of our products.

If we fail to maintain adequate internal controls we may not be able to produce reliable financial reports in a timely manner or prevent financial fraud.

We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Our internal controls will include those of any company or business that we acquire in the future. Acquired companies or businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, information and other systems. During the course of our testing we may identify deficiencies that we may not be able to remediate in time to meet the deadlines imposed by the Sarbanes-Oxley Act of 2002. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we cannot provide reliable financial reports on a timely basis or prevent financial fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could be negatively affected.

Provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws may make a takeover or change in control more difficult.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and of Delaware corporate law, may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and Board of Directors oppose. Public stockholders that might desire to participate in one of these transactions may not have an opportunity to do so. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the following:

•	a staggered Board of Directors, which makes it difficult for stockholders to change the composition of the Board of Directors in any one year;

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the exclusive right of the Board of Directors to change the number of directors and fill vacancies on the Board of Directors, which could make it more difficult for a third party to obtain control of the Board of Directors;

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authorizing the issuance of preferred stock which can be created and issued by the Board of Directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock, which could make it more difficult or expensive for a third party to obtain voting control of us;

•	advance notice requirements for director nominations or other proposals at stockholder meetings;

•	prohibiting stockholder action by written consent, which could delay a third party from pursuing an acquisition; and

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requiring the affirmative vote of holders of at least two-thirds of our outstanding voting stock to amend certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and requiring the affirmative vote of 80% of our outstanding voting stock to amend certain other provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which could make it more difficult for a third party to remove the provisions we have included to prevent or delay a change of control.

These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and the Board of Directors.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities we offer by this prospectus and any prospectus supplement and the proceeds received upon the selling security holders’ exercise of the common stock purchase warrants will be used for general corporate purposes. General corporate purposes may include any of the following:

•	providing working capital;

•	funding payment for possible acquisitions or the expansion of our business;

•	funding capital expenditures;

•	funding the implementation of short-term and long-term cost cutting initiatives; and/or

•	repaying debt and other commitments.

We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

GENERAL DESCRIPTION OF SECURITIES

We may offer from time to time shares of common stock, preferred stock, warrants to purchase common stock and/or preferred stock, shares of common stock and/or preferred stock issuable upon the exercise of warrants and shares of common stock issuable upon the conversion of preferred stock. We may offer up to $50.0 million worth of securities under this prospectus. The securities involve various risks that are described in the Section titled “Risk Factors.”

DESCRIPTION OF CAPITAL STOCK

The following summary of the material features of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and other appropriate law. See “Where You Can Find More Information” on Page 1.

Authorized Capital Stock

Under our amended and restated certificate of incorporation, as amended, we have the authority to issue a total of 270.0 million shares of all classes of stock, of which 20.0 million may be shares of preferred stock and 250.0 million may be shares of common stock. Of the authorized shares of common stock, 2.0 million shares are designated as Series B common stock.

As of January 31, 2009, there were a total of 97.6 million shares of common stock and 1.0 million shares of Series B common stock issued and outstanding. No shares of preferred stock were outstanding as of such date.

As of January 31, 2009, we have approximately 79.1 million shares designated for future issuance consisting of: (i) 4.8 million shares subject to outstanding stock options, (ii) 32.8 million shares subject to outstanding warrants, (iii) 6.6 million shares upon conversion of principal and a “Make-Whole Amount” provision under a convertible note, and (iv) 34.9 million shares for potential repayment of principal in lieu of cash under three term note obligations.

We also secured a $10.0 million unconditional commitment from our lender that expires on August 31, 2009 that outlines certain structures that could result in additional shares of our common stock being issued in satisfaction of the amounts drawn. To date, we have not drawn any funds on this commitment.

Common Stock

Except as set forth below, holders of all series of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights in the election of directors nor do they have subscription, conversion, redemption or preemptive rights or privileges.

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefore. Under the terms of the notes indenture and our revolving credit facility, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Our common stock is listed on The Nasdaq Global Market under the symbol “QTWW”.

Series B Common Stock

General Motors holds all outstanding shares of our Series B common stock, which shares are not entitled to vote on any matters submitted to the vote of our stockholders except as otherwise required by law. In the event we issue additional shares of any series of common stock as a dividend or other distribution on common stock, or a subdivision or combination of such common stock into a smaller or greater number of shares, the number of outstanding shares of Series B common stock will be adjusted to that number of shares of outstanding Series B common stock that is equal to the percentage of all outstanding shares of all series of our common stock (excluding shares issued pursuant to a board-approved stock option or equity incentive plan) that the holders of Series B common stock held prior to that event. Upon transfer by General Motors of any of the outstanding shares of Series B common stock to any person or entity that is not controlled by or under common control with General Motors, the transferred shares of Series B common stock will convert into an equal number of shares of common stock. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of Series B common stock will be entitled to participate ratably in dividends on common stock as declared by our board of directors. Holders of Series B common stock will be entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 20.0 million shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of The Nasdaq Global Market or other organizations on whose systems our stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over common stock with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of outstanding common stock.

Warrants

In connection with a registered direct offering that closed on August 25, 2008, we issued warrants to the investors to purchase up to 13.5 million shares of our common stock at an initial exercise price of $4.00 per share. The warrants expire on August 25, 2015. The warrants contain a provision which, subject to certain exceptions, resets the exercise price of such warrants if at any time while such warrants are outstanding we sell or issue shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below the exercise price then in effect; provided, however, the exercise price cannot be reset below $1.93. In the event of any such reset, the number of shares of our common stock that are subject to such warrants will increase so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset.

In connection with the private placement that closed on June 22, 2007, we issued “A” warrants to the investors to purchase an aggregate of 12.5 million shares of our common stock at an exercise price of $2.09. The warrants expire on December 22, 2014.

Also in connection with the private placement that closed on June 22, 2007, we issued “B” warrants to the investors that participated in the private placement that closed on October 27, 2006 to purchase an aggregate of 2.5 million shares of our common stock at an exercise price of $2.09. The warrants were issued in consideration of the investors’ waiver of certain rights. The warrants expire on December 22, 2014.

In connection with the private placement that closed on October 27, 2006, the investors have warrants which entitle them to purchase an aggregate of 3.4 million shares of our common stock at a price of $1.50. The warrants expire on April 27, 2014. The warrants contain a provision which, subject to certain exceptions, resets the exercise price of such warrants if at any time while such warrants are outstanding we sell or issue shares of our common stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of our common stock at a price below the exercise price then in effect. In the event of any such reset, the number of shares of our common stock that are subject to such warrants will increase so that the aggregate purchase price payable applicable to the exercise of the warrants after the reset of the exercise price is the same as the aggregate purchase price payable immediately prior to the reset.

In connection with the private placement that closed on June 29, 2006, we issued warrants to the investors to purchase an aggregate of 0.9 million shares of our common stock at an exercise price of $3.94 per share. These warrants expire on June 29, 2011.

Convertible Debt

In connection with the restructure of our credit facility that occurred on January 16, 2008, we issued a convertible promissory note in the principal amount of $16.2 million. The outstanding principal is convertible into shares of our common stock at a price of $1.35 per share. The terms of the convertible note, as amended on May 30, 2008, also entitle the holder to receive upon conversion of all or part of the outstanding balance, the sum of each coupon that would otherwise have been paid on the portion of the convertible note so converted, which amount is payable in shares of the Company’s common stock using a per share price of $1.50. As of January 31, 2009, the outstanding principal balance due under the convertible note was $6.8 million.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Anti Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Amended and Restated Bylaws

The following discussion concerns certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws that could be viewed as having the effect of discouraging or delaying an attempt to obtain control of our company.

Delaware Law

Under certain circumstances, Section 203 of the Delaware General Corporation Law limits the ability of an “interested stockholder” to effect various business combinations with our company for a three-year period following the time that a stockholder became an interested stockholder. An “interested stockholder” is defined as a holder of more than 15% of the outstanding voting stock. An interested stockholder may engage in a business combination transaction with us within the three-year period only if:

•	our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

•

our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders are not permitted to call a special meeting of the stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit stockholders to call special meetings.

Certificate of Incorporation and Bylaws

Preferred Stock. Our amended and restated certificate of incorporation provides that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by the rules of The Nasdaq National Market or by Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which would protect the continuity of our management and render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

Board of Directors. Our directors, other than those who may be the holders of any class or series of our preferred stock having the right under a preferred stock designation to elect additional directors under specified circumstances, are classified into three classes, as nearly equal in number as possible, with staggered three-year terms: Class I, whose term will expire at our annual meeting of stockholders in 2011, Class II, whose term will expire at our annual meeting of stockholders in 2009, and Class III, whose term will expire at our annual meeting of stockholders in 2010. Each of our directors is to hold the office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director holds office until his successor is duly elected and qualified.

Our amended and restated certificate of incorporation provides that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director’s successor has been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of any class or series of preferred stock having the right under a preferred stock designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board of directors provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions would discourage a third party from initiating proxy contest, making a tender offer or otherwise attempting to gain control of our company.

No Stockholder Action by Written Consent; Special Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholders must effect any action required or permitted to be taken at a duly called meeting or special meeting of stockholders and that those actions may not be effected by any written consent of the stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by a majority of the whole board of directors, by our chairman of the board of directors, or by our chief executive officer. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board of directors, our chairman of the board of directors or our chief executive officer.

Advance Notice Procedures. Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by our board of directors, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These stockholder notice procedures also limit the business that may be conducted at an annual meeting of stockholders to business brought by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring such business before the meeting. Under these stockholder notice procedures, for notice of a stockholder nomination for election as a director at an annual meeting to be timely, the notice must be received by our secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the preceding year’s annual meeting, except that, if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, for the notice by the stockholder to be timely it must so be delivered not earlier than the close of business on the 120th calendar day before the annual meeting and not later than the close of business on the 90th calendar day before the annual meeting or the 10th calendar day following the day on which we first publicly announce a meeting date.

Nevertheless, if the number of directors to be elected to our board of directors is increased, and we make no public announcement naming all of the nominees for director or specifying the size of our increased board of directors at least 100 calendar days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to our secretary not later than the close of business on the 10th calendar day following the day on which we first make the public announcement. Under these stockholder notice procedures, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, we must receive notice not earlier than the close of business on the 120th calendar day before the special meeting and not later than the close of business on the later of the 90th calendar day before the special meeting or the 10th calendar day following the day of the first public announcement of the date of the special meeting and of the nominees proposed by our board of directors to be elected at the meeting.

In addition, under these stockholder notice procedures, a stockholder’s notice to us to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain specified information. If the chairman of the meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedures, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Amendments. Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of our certificate of incorporation relating to stockholder action; the number, election and tenure of directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies on our board of directors; and the removal of directors. Our amended and restated certificate of incorporation further provides that provisions of our amended and restated bylaws relating to the foregoing subject matters, including the stockholder notice procedures, may be amended only by the affirmative vote of the majority of the whole board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. Other than the provisions of our amended and restated bylaws referenced above, which will require at least 80% of the voting power, the affirmative vote of holders of at least two-thirds of the voting power of outstanding shares of voting stock, voting as a single class, is required to amend our amended and restated bylaws.

Limitation on Liability and Indemnification of Officers and Directors

Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our amended and restated certificate of incorporation also provides for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.

Our amended and restated certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with each of our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which each may be made a party by reason of the fact that each is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under some circumstances.

Pursuant to our merger agreement with Tecstar Automotive Group, we agreed to indemnify, defend and hold harmless each former director, officer or employee of Tecstar Automotive Group or any of its subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, either arising out of or pertaining to the merger and related transactions or otherwise with respect to any acts or omissions occurring at or prior to the effective time, to the same extent as provided in Tecstar Automotive Group’s charter in effect immediately prior to the merger. Our obligations under this agreement extend through March 3, 2011.

The merger agreement also provides that we will maintain, through March 3, 2011, officers’ and directors’ liability insurance with respect to acts or omissions occurring before the effective time of the merger covering each person previously covered by Tecstar Automotive Group’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the Tecstar Automotive Group policy in effect on November 23, 2004.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF WARRANTS TO PURCHASE

COMMON STOCK OR PREFERRED STOCK

General

We may issue warrants to purchase shares of our common stock or preferred stock independently or together with any securities offered by any prospectus supplement and such common stock warrants or preferred stock warrants may be attached to or separate from such securities. Each series of stock warrants will be issued under a separate warrant agreement to be entered into between us, the investor, and/or a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent, if any, will act solely as our agent in connection with the certificates representing the stock warrants and will not assume any obligation or relationship of agency or trust for or with any holders of stock warrant certificates or beneficial owners of stock warrants.

The following summaries of certain provisions of the warrant agreement and stock warrant certificate are not complete. You should look at the warrant agreement relating to, and the applicable stock warrant certificate representing, the applicable series of common stock warrants or preferred stock warrants.

The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

An applicable prospectus supplement will set forth and describe other specific terms regarding each series of common stock warrants or preferred stock warrants offered hereby, including:

(1) the offering price;

(2) the number of shares of common stock or preferred stock purchasable upon exercise of each such common stock warrant or preferred stock warrant and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise; and

(3) the date on which the right to exercise such stock warrants will commence and the date on which such right will expire.

Exercise of Stock Warrants

Each stock warrant will entitle the holder thereof to purchase shares of common stock or shares of preferred stock, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered stock warrants. After the close of business on the expiration date of each stock warrant or such later date to which such expiration date may be extended by us, unexercised stock warrants will become void.

Stock warrants may be exercised by delivering to us or, if applicable, the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase shares of common stock or shares of preferred stock purchasable upon such exercise, together with certain information set forth on the reverse side of the stock warrant certificate. Upon receipt of such payment and the stock warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the stock warrants represented by such certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

Amendments and Supplements to Warrant Agreement

The warrant agreement for a series of stock warrants may be amended or supplemented without the consent of the holders of the stock warrants issued thereunder to effect changes that are not inconsistent with the provisions of the stock warrants and that do not adversely affect the interests of the holders of the stock warrants.

Antidilution and Other Provisions

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock or shares of preferred stock covered by, each stock warrant is subject to adjustment in certain events, including:

(1) the issuance of shares of common stock or shares of preferred stock as a dividend or distribution on the common stock or preferred stock;

(2) certain subdivisions and combinations of the common stock or preferred stock;

(3) the issuance to all holders of our common stock or preferred stock of certain rights or warrants entitling them to subscribe for or purchase common stock or preferred stock, at less than the current market value, as defined in the applicable stock warrant agreement for such series of stock warrants; and

(4) the distribution to all holders of common stock or preferred stock of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

No adjustment in the exercise price of, and the number of shares covered by, the stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock or shares of preferred stock covered by, a stock warrant will not be adjusted for the issuance of common stock or preferred stock or any securities convertible into or exchangeable for common stock or preferred stock, or securities carrying the right to purchase any of the foregoing.

In the case of:

(1) a reclassification or change of the common stock or preferred stock;

(2) certain consolidation or merger events involving us; or

(3) a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common stock or preferred stock will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the stock warrants then outstanding will be entitled thereafter to convert such stock warrants into the kind and amount of common stock, preferred stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus (a) through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or (d) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our underwriters, dealers, and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Kerr, Russell and Weber, PLC, Detroit, Michigan. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

Ernst & Young LLP, our current independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2008, and the effectiveness of our internal controls over financial reporting as of April 30, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule and our management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

McGladrey and Pullen, LLP, our former independent registered public accounting firm, has audited our consolidated financial statements and schedule for the year ended April 30, 2006 included in our Annual Report on Form 10-K for the year ended April 30, 2008 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule for the year ended April 30, 2006 is incorporated by reference in reliance on McGladrey and Pullen, LLP’s report, given on their authority as experts in accounting and auditing.

DILUTION

We will set forth in any prospectus supplement the following information regarding any material dilution of equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

MATERIAL CHANGES

All material changes to our business have been disclosed in our period reports on Form 10-K, Form 10-Q, Form 8-K and Form 8-K/A as filed with the Securities and Exchange Commission and as more particularly described in the section titled “Incorporation by Reference” on page 2 of this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offering described in this Registration Statement:

Securities and Exchange Commission Registration Fee	$1,965
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$20,000
Transfer Agent’s Fees and Expenses	$5,000
Miscellaneous Expenses	$5,000

Total Expenses	$41,965

Item 15. Indemnification of Directors and Officers

The information found under the heading “Description of Capital Stock-Limitation on Liability and Indemnification of Officers and Directors” in this prospectus which forms a part of this registration statement is incorporated herein by reference.

Item 16. Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index, which is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K): (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) of this section do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) if the registrant is relying on Rule 430B: (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or (ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no II-3 statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h)

under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)2 of the Act.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 27, 2009.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. (Registrant)

By:	/S/ ALAN P. NIEDZWIECKI
Alan P. Niedzwiecki, President, Chief Executive Officer (Principal Executive Officer) and Director

Power of Attorney

Each director and officer of the Registrant whose signature appears below hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them individually, as his or her true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the Registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ALAN P. NIEDZWIECKI Alan P. Niedzwiecki	President, Chief Executive Officer and Director (Principal Executive Officer)	February 27, 2009

/S/ W. BRIAN OLSON W. Brian Olson	Chief Financial Officer and Treasurer (Principal Financial Officer)	February 27, 2009

/S/ BRADLEY J. TIMON Bradley J. Timon	Controller (Principal Accounting Officer)	February 27, 2009

/S/ DALE L. RASMUSSEN Dale L. Rasmussen	Chairman of the Board	February 27, 2009

/S/ BRIAN A. RUNKEL Brian A. Runkel	Director	February 27, 2009

/S/ G. SCOTT SAMUELSEN G. Scott Samuelsen	Director	February 27, 2009

Signature	Title	Date

/S/ CARL E. SHEFFER Carl E. Sheffer	Director	February 27, 2009

/S/ THOMAS J. TYSON Thomas J. Tyson	Director	February 27, 2009

/S/ PAUL E. GRUTZNER Paul E. Grutzner	Director	February 27, 2009

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10 (File No. 000-49629), which was filed with the SEC on February 13, 2002).

4.2*	Specimen Preferred Stock and Form of Certificate of Description of Preferred Stock

4.3*	Form of Warrant

5.1	Opinion of Kerr, Russell and Weber, PLC.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of McGladrey and Pullen, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Kerr, Russell and Weber, PLC (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

*	To be filed by amendment or as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated by reference herein, if applicable.

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